Sangamo BioSciences Appoints H. Stewart Parker to its Board of Directors

RICHMOND, Calif., June 19, 2014 /PRNewswire/ -- Sangamo BioSciences, Inc. (NASDAQ: SGMO) announced the appointment of H. Stewart Parker to the Company's Board of Directors. Ms. Parker, who founded and served as President and CEO of Targeted Genetics Corporation, brings more than 30 years of experience in the biotechnology industry, including 16 years of specific experience in cell and gene therapy.

"We are very pleased to bring Stewart onto our Board during such an important stage in Sangamo's development," said Edward Lanphier, Sangamo's president and CEO. "As we expand our manufacturing capabilities and advance ZFP Therapeutic® programs for the development of genetic cures for monogenic diseases, Stewart's proven entrepreneurial and executive leadership skills and extensive experience in AAV gene therapy, particularly cGMP manufacturing and clinical development, will be very valuable to Sangamo."

Ms. Parker most recently served as CEO of The Infectious Disease Research Institute (IDRI), a non-profit global health research institute developing vaccines and diagnostics for neglected diseases. Prior to joining IDRI in March 2011, she was President and CEO, and a board member of Targeted Genetics Corporation, a publicly traded Seattle-based gene therapy company, from its inception in 1992 until November 2008. As a founder of Targeted Genetics, she led the company to become a world leader in AAV gene therapy and the development of gene-based treatments for acquired and inherited diseases.

Ms. Parker began her biotechnology career in 1981 with Immunex Corporation as its first employee, and, over a 10 year period, held positions of increasing responsibility, including Vice President of Corporate Development. While at Immunex, she established and managed various functions across business development, corporate communications and operations, and her efforts and tenure ultimately contributed to the company's acquisition by Amgen in 2002. From 1991 to 1992, she served as President and CEO and a member of the board of directors of Receptech Corporation, a publicly traded company formed to accelerate the development of Immunex cytokine receptor products.

"Sangamo's precise and powerful ZFP technology platform can be applied in both genome-editing and gene regulation applications to provide potentially curative outcomes for a range of monogenic diseases," said Ms. Parker. "I look forward to contributing my gene therapy knowledge and expertise, and working with the board and the rest of the Sangamo team to drive innovative ZFP Therapeutic programs toward commercialization."

Ms. Parker currently serves as a member of the board of directors for various for-profit and non-profit companies including C3 Jian, Inc., Oncogenex Technologies, Inc., and IDRI. She also serves on the advisory board of the University of Washington Foster School of Business and College of Arts & Sciences. Parker received her MBA in Finance and International Business and her BA from the University of Washington.

About Sangamo
Sangamo BioSciences, Inc. is focused on Engineering Genetic Cures™ for monogenic and infectious diseases by deploying its novel DNA-binding protein technology platform in therapeutic gene regulation and genome editing. The Company has ongoing Phase 2 clinical trials to evaluate the safety and efficacy of a novel ZFP Therapeutic® for the treatment of HIV/AIDS (SB-728-T) and NGF-AAV for Alzheimer's disease (CERE-110). Sangamo's other therapeutic programs are focused on monogenic and rare diseases. The company has formed a strategic collaboration with Shire International GmbH to develop therapeutics for hemophilia, Huntington's disease and other monogenic diseases, and with Biogen Idec for hemoglobinopathies, such as sickle cell disease and beta-thalassemia. It has also established strategic partnerships with companies in non-therapeutic applications of its technology, including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the Company's website at www.sangamo.com.

ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release contains forward-looking statements regarding Sangamo's current expectations. These forward looking statements include, without limitation, references to the research and development of ZFP TFs and ZFNs, manufacturing capability, clinical trials, therapeutic applications and commercialization of Sangamo's ZFP technology platform, and election of directors. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, and whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company's operations and business environments. These risks and uncertainties are described more fully in Sangamo's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

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CONTACT: Sangamo BioSciences, Inc.: Elizabeth Wolffe, Ph.D., 510-970-6000, x271, ewolffe@sangamo.com, or Varant Shirvanian, 510-970-6000, x205, vshirvanian@sangamo.com